EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

KAR Global Provides Business Update
Company to Host Conference Call to Discuss Coronavirus Impact and Response

CARMEL, Ind. – March 26, 2020 – KAR Auction Services Inc. d/b/a KAR Global (NYSE: KAR) will host a business update conference call on Friday, March 27, 2020 at 11-11:30 a.m. EDT.

“The coronavirus pandemic continues to impact our company, industry and markets around the globe,” said Jim Hallett, chairman and CEO of KAR Global. “Wholesale dealer demand has decreased significantly over the past several weeks, and both the timeline and pace of market recovery remain unpredictable. We look forward to sharing the proactive steps we are taking to continue serving our customers, successfully navigate the uncertainty ahead, and position our company to quickly resume full operations as restrictions permit and demand returns.”

The Company is taking a number of proactive steps, including the following to be discussed on the call:

•KAR Global has taken cautionary measures to ensure the continued health, safety and wellbeing of its employees, customers and communities;
•KAR's executive leadership team will reduce or forgo their salaries during the period our operations are disrupted by the coronavirus pandemic;
•The company's Board of Directors will forego their cash compensation during the second quarter of 2020;
•KAR is reducing operational costs and preparing to scale staff levels to current demand; and
•The company is reducing capital expenditures for the remainder of 2020.
“We believe our balance sheet, including our cash position, is strong, and we are well positioned to sustain our business and navigate the uncertainty for the foreseeable future,” continued Hallett.

The call will be hosted by Mr. Hallett and KAR Global Executive Vice President and Chief Financial Officer, Eric Loughmiller. The conference call may be accessed by calling 1-844-778- 4145 and entering participant passcode 6425608.

A replay of the call will be available for two weeks via telephone starting approximately 60 minutes after the completion of the call. The replay may be accessed by calling 1-855-859-2056 and entering pass code 6425608. The archive of the webcast will also be available following the call and will be available at the investor relations section of www.karglobal.com for a limited time.

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KAR Contacts
Media Inquiries:	Analyst Inquiries:
Gene Rodriguez Miller	Mike Eliason
(317) 343-5243	(317) 249-4559
gene.rodriguez@karglobal.com	mike.eliason@karglobal.com

About KAR
KAR Auction Services Inc. (NYSE: KAR), known as KAR Global, provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR Global’s unique end-to-end platform supports whole car, financing, logistics and other ancillary and related services, including the sale of nearly 3.8 million units valued at approximately $40 billion through our auctions. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in more than 80 countries. Headquartered in Carmel, Indiana, KAR Global has approximately 15,000 employees across the United States, Canada, Mexico, U.K. and Europe. For more information, go to www.KARglobal.com. For the latest KAR Global news, follow us on Twitter @KARspeaks.